Exhibit 10.2

THE 2025 WARRANT PROGRAM

OF

DDC ENTERPRISE LIMITED

The Board of Directors of DDC Enterprise Limited (the “Company”) has determined that it is in the best interests of the Company to issue Warrants to purchase the Company’s Class A Ordinary Shares to motivate and incentivize the Company’s executive management and directors. This Warrant Program (the “Program”) is designed to align the interests of key personnel with those of the Company’s shareholders, fostering long-term commitment, performance, and value creation. The Program was duly approved and adopted by the shareholders of the Company on 13th June, 2025, and authorizes the Board of Directors to issue Warrants, at its discretion, to eligible participants in accordance with the terms set forth herein and any subsequent resolutions. The Program applies to Warrants issued on or after the adoption date, as determined by the Board of Directors, and is subject to applicable laws, regulations, and the Company’s governing documents.

A.	Eligible Participants.

The Program is open to the following eligible participants, as determined by the Board of Directors:

(a)	Members of the Company’s executive management.

(b)	Members of the Company’s Board of Directors.

(c)	Other employees of the Company or its subsidiaries, as selected by the Board of Directors in its sole discretion.

B.	General Description of Warrants

A Warrant (the “Warrant”) represents a right, but not an obligation, of the holder (the “Holder”) to subscribe for one Class A Ordinary Shares in the Company at a predetermined price (the “Exercise Price”). The Holder may, during a specified period, choose to subscribe for shares by paying the Exercise Price. Warrants do not confer voting rights at the Company’s shareholder meetings or entitle the Holder to receive dividends. No Warrants may be issued to a member of the executive management or an employee who has been served notice of termination or has terminated their employment.

The value of an exercised Warrant is the difference between the market price of the subscribed share and the Exercise Price. If the market price of the shares at the time of subscription is lower than the Exercise Price, the Holder may choose not to exercise the Warrants.

C.	Definitions

(a) “Non-Retained Leaver” means an Holder who ceases to be a member of the executive management or an employee of the Company or a subsidiary due to (i) dismissal resulting from misconduct, gross negligence, fraud, willful violation of Company policies, or any other serious breach of their employment terms, or (ii) dismissal during, or non-renewal of employment following, the applicable probationary period. Termination of the Holder’s employment shall be deemed effective upon the expiration of the notice of termination issued by the Company or a subsidiary to the Holder.

(b) “Retained Leaver” means an Holder who ceases employment for reasons other than being a Non-Retained Leaver. Termination is effective upon the expiration of the Holder’s notice of termination.

D.	Warrant Allocation and Targets

(1)	Initial Targets for 2025. During the fiscal year ended December 31, 2025:

Executive Management: Up to 1,000,000 Class A Ordinary Shares may be issued as Warrants to members of the executive management;

Directors: Up to 200,000 Class A Ordinary Shares may be issued as Warrants to members of the Board of Directors;

Chief Executive Officer (“CEO”) Performance-Based Warrants:

(i) If, at the end of the second quarter of 2025, the Company’s market capitalization exceeds $50 million, 800,000 Warrants shall be issued to the CEO;

(ii) If, at the end of the third quarter of 2025, the Company’s market capitalization exceeds $100 million, 900,000 Warrants shall be issued to the CEO;

(iii) If, at the end of the fourth quarter of 2025, the Company’s market capitalization exceeds $250 million, 1,200,000 Warrants shall be issued to the CEO; and

(iv) Maximum Warrants for CEO in 2025: The total number of Warrants issued to the CEO in 2025 shall not exceed 5,000,000.

(2)	Post-2025 Warrant Pool. After December 31, 2025, the Program shall maintain a pool of Warrants exercisable for a number of Class A Ordinary Shares equivalent to 25% of the Company’s issued and outstanding Class A Ordinary Shares at any given time, calculated on a non-diluted basis. This pool shall adjust dynamically to reflect changes in the number of issued and outstanding Class A Ordinary Shares, ensuring the pool remains proportionate without being diluted by future share issuances. The Board of Directors shall have the authority to allocate Warrants from this pool to eligible participants, subject to the terms of this Program and applicable regulations.

E.	Terms of Warrants.

(1) Exercise Price. Warrants are granted to Holder at no cost. The Exercise Price shall be determined by the Board of Directors in its absolute discretion at the time of issuance (the “Issuance Date”). The Board’s determination of the Exercise Price shall be final and binding, subject to any adjustments as provided in this Program and compliance with applicable laws and regulations.

(2) Vesting and Exercise Period. Warrants lapse without compensation on the ten year anniversary of the Issuance Date (the “Expiration Date”). No Warrants may be exercised before 90-days from the Issuance Date (the “Vesting Date”), provided however, the board of directors may specific an alternative Vesting Date based on tax implications and other matters. From the Vesting Date to the Expiration Date, Holders may exercise vested Warrants, subject to continued employment unless specified otherwise.

(3) Termination of Employment. If a Holder’s employment with the Company or a subsidiary ceases due to the Holder being a Non-Retained Leaver, all unvested Warrants shall lapse automatically without compensation upon the date of termination. In the case of a Retained Leaver, a pro-rata share of unvested Warrants shall remain exercisable, calculated based on the number of days from the Issuance Date to the date of termination divided by the total number of days to the Vesting Date, with the remaining unvested Warrants lapsing automatically without compensation. The Board of Directors, at its sole discretion, may modify these conditions, provided that Holders are not treated more favorably than continuing employees of the Company or its subsidiaries. The exercise of Warrants is subject to the Board’s availability to arrange necessary share capital increases, and the Board may designate specific periods during which exercise requests may be submitted to align with its schedule. Additionally, any exercise of Warrants must comply with applicable stock exchange regulations, including prohibitions on insider trading.

(4) Change of Control, Merger, or Liquidation. In a Change of Control (as defined under the relevant rules of the NYSE American), if a Holder’s employment terms are materially worsened or terminated without cause within 12 months, the Board may accelerate vesting. In a merger or demerger dissolving the Company or where the acquirer does not assume Warrants, the Board may accelerate vesting upon completion. In a solvent liquidation, the Board may accelerate vesting upon completion. For U.S. taxpayers, vesting or payment on a Change of Control complies with U.S. Treasury Regulation §1.409A-3(i)(5) for “deferred compensation” under Section 409A.

(5) Exercise Procedure. Holders must submit a written exercise request to the Board during the Exercise Period, specifying the number of shares so exercised. The subscription amount (Exercise Price multiplied by shares) must be paid in full by the day before subscription.

(6) Non-Transferability. Warrants are non-transferable and cannot be pledged or used to settle debts. Holders may transfer Warrants to a wholly-owned company, subject to identical rights and obligations, with prompt notification to the Company. The Board may permit third-party transfers on a case-by-case basis.

(7) Adjustments. If the Company’s capital structure changes affect unexercised Warrant value, the Board may adjust the Exercise Price or number of shares issuable. The Board determines adjustments, aiming to maintain Warrant value pre- and post-change.

F.	Taxation.

The Company is not responsible for tax or social security consequences for Holders or transferees. The Company may withhold and remit applicable taxes to the maximum extent permitted by law.

G.	Supplements and Amendments.

The Board of Directors may from time to time supplement or amend this Program without the consent or concurrence of or notice to any Holders in order to cure any ambiguity, to correct or supplement any provision herein which may be inconsistent with any other provision herein, to correct any defective provision, clerical omission, mistake or manifest error herein contained, or to make any other provision with respect to matters or questions arising under this Program; provided that such action shall not adversely affect the interests of the Holders.

H.	Governing Law.

This Program and each Warrant issued hereunder shall be deemed to be a contract made under the laws of Delaware and for all purposes shall be governed by, construed and enforced in accordance with the laws of Delaware.

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